Exhibit (a)(5)(B)

FOR IMMEDIATE RELEASE

YAHOO ANNOUNCES EXTENSION OF TENDER OFFER TO

PURCHASE UP TO $3.0 BILLION OF ITS COMMON STOCK

SUNNYVALE, Calif. — June 8, 2017 —Yahoo! Inc. (“Yahoo” or the “Company”) (NASDAQ: YHOO) announced today the extension of its previously announced modified “Dutch auction” self-tender offer to purchase for cash up to $3,000,000,000 of shares of its common stock until June 16, 2017 at 11:59 p.m., New York City time, unless the tender offer is further extended or withdrawn by the Company.

The tender offer was previously scheduled to expire on June 13, 2017 at 11:59 p.m., New York City time. As of the close of business on June 7, 2017, Computershare Trust Company N.A., the depositary for the tender offer, has advised that approximately 20,233 shares of Yahoo’s common stock have been tendered and not withdrawn. Holders of Yahoo common stock who have already tendered their shares do not have to re-tender their securities or take any other action as a result of the extension of the expiration date of the tender offer.

Unless the tender offer is further extended, the “Alibaba VWAP” will be the daily volume-weighted average price for an American Depositary Share of Alibaba Group Holding Limited on the New York Stock Exchange on June 14, 2017, the second trading day prior to the revised expiration date; provided, that in no event will the Alibaba VWAP be less than $100.00 for the purpose of computing the purchase price to be paid in the tender offer.

The tender offer is subject to a number of conditions, which are specified in the Offer to Purchase, including the condition that the Company’s shares shall have been removed from the Standard and Poor’s 500 Composite Index (the “S&P 500”). On May 24, 2017, S&P Dow Jones Indices announced that it will remove Yahoo from the S&P 500 effective at the open on June 19, 2017 to coincide with the June 2017 rebalance of the S&P 500. The tender offer has been extended in order to align the timing of its expiration with the last trading day prior to the removal of Yahoo’s shares from the S&P 500.

As previously announced, following the closing of the proposed sale to Verizon Communications Inc. (“Verizon”) of the Company’s operating business (the “Sale Transaction”), the Company will change its name to “Altaba Inc.” and register as an investment company under the Investment Company Act of 1940 (the “1940 Act”). Yahoo anticipates that the Sale Transaction will close on June 13, 2017. Based on the anticipated closing date, the Company intends to change its name to “Altaba Inc.” and register as an investment company under the 1940 Act before the close of business on June 16, 2017.

Through the expiration of the tender offer on June 16, 2017, shares of the Company’s common stock will continue to trade under the ticker symbol “YHOO.” The Company has been advised by Nasdaq Global Select Market that, following the effectiveness of the Company’s name change to “Altaba Inc.”, assuming the tender offer is not further extended, the shares of the Company’s common stock will begin trading under the ticker symbol “AABA” beginning on June 19, 2017.

Complete terms and conditions of the tender offer are set forth in an Offer to Purchase, Letter of Transmittal and related documentation that were filed with the United States Securities and Exchange Commission (the “SEC”) on May 16, 2017.

J.P. Morgan Securities LLC is serving as dealer manager for the tender offer, Innisfree M&A Incorporated is serving as information agent for the tender offer and Computershare Trust Company, N.A. is serving as depositary for the tender offer. For more information about the tender offer, please contact Innisfree M&A Incorporated at (877) 750-9498.

The discussion of the tender offer contained in this press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares. The tender offer is being made only pursuant to the Offer to Purchase, the related Letter of Transmittal, and other related materials mailed or otherwise delivered to stockholders, as they may be amended or supplemented from time to time. Stockholders should read those materials and the documents incorporated therein by reference carefully because they will contain important information, including the terms and conditions of the tender offer. The Company has filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC. The Schedule TO, including the Offer to Purchase, the related Letter of Transmittal and other related materials, are also be available to stockholders at no charge on the SEC’s website at www.sec.gov or from the information agent for the tender offer, Innisfree M&A Incorporated. Stockholders are urged to read those materials carefully when they become available prior to making any decisions with respect to the tender offer.

About Yahoo

Yahoo is a guide to digital information discovery, focused on informing, connecting, and entertaining users through its search, communications, and digital content products. By creating highly personalized experiences, Yahoo helps users discover the information that matters most to them around the world — on mobile or desktop. Yahoo creates value for advertisers with a streamlined, simple advertising technology stack that leverages Yahoo’s data, content, and technology to connect advertisers with their target audiences. Yahoo is headquartered in Sunnyvale, California, and has offices located throughout the Americas, Asia Pacific (APAC), and the Europe, Middle East and Africa (EMEA) regions. For more information, visit the pressroom (pressroom.yahoo.net) or the Company’s blog (yahoo.tumblr.com).

Forward-Looking Statements

This press release contains “forward-looking statements,” including statements as to the amount, timing and manner of the tender offer. Risks and uncertainties may cause actual results to differ materially from the results predicted. Potential risks and uncertainties include, among others: (i) the closing of the Sale Transaction may be delayed or may not occur at all; (ii) the existence or occurrence of any event, change, or other circumstance that could give rise to the termination of the definitive stock purchase agreement, which, in addition to other adverse consequences, could result in the Company incurring substantial fees, including, in certain circumstances, the payment of a termination fee to Verizon under the definitive stock purchase agreement; (iii) the net proceeds that the Company will receive from Verizon is subject to uncertainties as a result of the purchase price adjustments in the definitive stock purchase agreement; (iv) the initiation or outcome of any legal proceedings or regulatory proceedings that may be instituted against Yahoo and its directors and/or officers relating to the Sale Transaction; (v) following the closing of the Sale Transaction, the Company will be required to register and be regulated as an investment company under the 1940 Act, which will result in, among other things, the Company having to comply with the regulations thereunder, certain stockholders potentially being prohibited from holding or acquiring shares of the Company, and the Company likely being removed from the S&P 500 and other indices which could have an adverse impact on the Company’s share price following the Sale Transaction; (vi) the ability of Yahoo to complete the tender offer and the number of shares it is able to purchase pursuant to the tender offer or otherwise; and (vii) the ability of Yahoo to achieve the benefits contemplated by the tender offer.

More information about other potential risk factors that could affect Yahoo’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its Form 10-Q for the quarter ended March 31, 2017 filed with the SEC and other documents the Company files with or furnishes to the SEC. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the Company anticipates will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its business or operations. All information set forth in this communication is as of June 8, 2017. Yahoo does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances.

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